Exhibit 10(b)

VIACOMCBS EXCESS 401(k) PLAN FOR DESIGNATED SENIOR EXECUTIVES PART A

(2021 Restatement)

Table of Contents

Section 1. Establishment and Purpose of the Plan		4
1.1	Establishment	4
1.2	Purpose	4
Section 2. Definitions		4
Section 3. Participation		6
3.1	Designation of Eligible Employees	6
3.2	Election to Participate	6
3.3	Amendment or Suspension of Election	6
3.4	Amount of Elections	6
Section 4. Employer Match		7
Section 5. Individual Account		7
5.1	Creation of Accounts	7
5.2	Joint Payment Option Election	7
5.3	Investments	8
5.4	Account Statements	9
Section 6. Payment.		9
6.1	Payment on Account of Termination of Employment for Reasons Other Than Disability	9
6.2	Payment on Account of Disability	10
Section 7. Nature of Interest of Participant		10
Section 8. Hardship Distributions and Deferral Revocations		10
Section 9. Beneficiary Designation		10
Section 10. Administration.		10
10.1	Committee	10
10.2	Powers of the Committee	10
10.3	Claims Procedure	11
10.4	Finality of Committee Determinations	11
10.5	Severability	11
10.6	Governing Law	11
10.7	Gender	11
Section 11. No Employment Rights		11
Section 12. Amendment, Suspension, and Termination		12

Section 1.    Establishment and Purpose of the Plan.

1.1Establishment. The Viacom Excess 401(k) Plan for Designated Senior Executives was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants. As of December 31, 2005, it was renamed the CBS Excess 401(k) Plan for Designated Senior Executives, and as of October 1, 2021, it is hereby amended and restated as the ViacomCBS Excess 401(k) Plan for Designated Senior Executives. Participation in this Plan is limited to employees of an Employer who are identified by the Company as executive officers and directors for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) and any employee of an Employer who is eligible to participate in the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan, and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934. Any deferrals made under the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan by (i) by a Reporting Employee who was a participant in the CBS Excess 401(k) Plan on August 28, 2002 and who became a participant in the Plan on that date, or (ii) by any other Reporting Employee who was a participant in the CBS Excess 401(k) Plan, or its successors, including the ViacomCBS Excess 401(k) Plan, and who becomes a Reporting Employee (or whose securities become attributable to a Reporting Employee) after August 28, 2002 were transferred to the Plan as of December l, 2005 or, if later, the date such employee becomes a Reporting Employee (or the date his securities become attributable to a Reporting Employee). Except as provided to the contrary herein, any elections and deferrals made under the CBS Excess 401(k) Plan, or, on or after October 1, 2021, the ViacomCBS Excess 401(k) Plan, by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) prior to the date his account is transferred to the Plan shall remain in full force and effect in this Plan.

1.2Purpose. The purpose of Part A of this Plan is to provide the means by which an Eligible Employee could have, in certain circumstances, elected to defer receipt of a portion of his Compensation prior to January 1, 2005. On or after January 1, 2005, all compensation is deferred under Part B of this Plan. The Plan also provides that the Company could, in certain instances, credit the Account of a Participant with an Employer Match.

Section 2.    Definitions.

The following words and phrases as used in Part A of this Plan have the following meanings:

2.1The term “Account” shall mean a Participant’s individual account, as described in Section 5 of the Plan

2.2The term “Administrative Committee” means (i) for the periods prior to June 1, 2020, the CBS Retirement Committee, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegates.

2.3The term “Board of Directors” means the Board of Directors of the Company.

2.4The term “Bonus” means any cash bonus paid under the CBS Corporation Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

2.5The term “Company” shall refer to (i) CBS Corporation and its subsidiaries for periods prior to December 4, 2019, and (ii) ViacomCBS Inc. for the periods on and after December 4, 2019.

2.6The term “Compensation” means an Eligible Employee’s annual compensation as defined in the CBS 401(k) Plan (and its successor the ViacomCBS 401(k) Plan, as applicable), with the following modifications: (i) the limitations imposed by Internal Revenue Code §401(a)(17) shall not be taken into account, and (ii) Bonuses earned for calendar years prior to January l , 2002 shall not be excluded.

2.7The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 6 of the Plan.

2.8The term “Eligible Employee” means an Employee of an Employer (i) for whom the sum of
(a)the rate of annual base salary for a particular year and (b) actual commissions received for the prior year, equals or is greater than the annual compensation limit in effect under Internal Revenue Code Section 401(a)(17) (as adjusted from time to time by the Administrative Committee), and (ii) is designated by the Administrative Committee as an employee who is eligible to participate in the Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Administrative Committee may terminate such employee’s eligibility for the Plan if his annual base salary as of January 1st of any Plan Year is less than the amount in clause (i) in effect for the Plan Year in which such employee initially became an Eligible Employee. Notwithstanding the foregoing, any employee who immediately prior to August 28, 2002 (i) was an eligible employee under the CBS Excess 401(k) Plan, and (ii) was a Reporting Employee, became an Eligible Employee under this Plan effective August 28, 2002.

2.9The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

2.10The term “Employer Match” means the amounts credited to a Participant’s Account with respect to a Participant’s Excess Salary Reduction Contributions, calculated using the rate of matching contributions under the CBS 401(k) Plan (or its successors, including the ViacomCBS 401(k) Plan), in effect at the time such Excess Salary Reduction Contributions were made.

2.11The term “Excess Salary Reduction Contributions” means the portion of a Participant’s Compensation earned during a Plan Year (after such Participant has reached any Limitation) that he elects to defer under the terms of this Plan.

2.12The term “Investments Committee” means (i) for the periods prior to June 1, 2020, the Investments Committee for CBS Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.13The term “Investment Options” means (i) prior to January 1, 2014, the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account, (ii) effective as of January 1, 2014 through December 31, 2014, the notional investment options selected by the CBS Retirement Committee in its sole discretion, and (iii) effective as of January 1, 2015, means the notional investment options elected by the Investments Committee.

2.14The term “Joint Payment Option” means, in accordance with Section 5.2, (i) any payment option election made by a Participant in effect in the CBS Excess 401(k) Plan immediately prior to August 28, 2002, and (ii) any payment option election made on or after August 28, 2002. A Joint Payment Option shall apply to all amounts credited to the Participant’s Account in this Plan, his account in the CBS Excess 401(k) Plan, or as applicable its successors, including the ViacomCBS Excess 401(k) Plan, and his account in the CBS Bonus Deferral Plan for Designated Senior Executives, or as applicable its successors, including the ViacomCBS Bonus Deferral Plan for Designated Senior Executives.

2.15The term “Limitation” means the limitation on contributions to defined contribution plans under Section 415(c), on compensation taken into account under Section 401(a)(17), or on elective deferrals under Section 401(k)(3) and Section 402(g) of the Internal Revenue Code of 1986.

2.16The term “Participant” means an Eligible Employee who elects to have Excess Salary Reduction Contributions made to the Plan.

2.17The term “Plan” means (i) for the periods prior to October 1, 2021, the CBS Excess 401(k) Plan for Designated Senior Executives, and (ii) for the periods on and after October 1, 2021, the ViacomCBS Excess 401(k) Plan.
Section 3.    Participation.

3.1Designation of Eligible Employees. Beginning August 28, 2002 until December 31, 2004, each month the Administrative Committee could designate in its sole discretion those employees who satisfy the terms of paragraph 2.8 as eligible to participate in the Plan. On and after January 1, 2005, all Compensation is deferred under Part B of the Plan.

3.2Election to Participate. An Eligible Employee could elect to participate in the Plan. An Eligible Employee could elect, at any time after becoming eligible, to participate and to make Excess Salary Reduction Contributions during the Plan Year by filing an election with the Administrative Committee in accordance with this Section 3 and the rules and regulations established by the Administrative Committee. Such election was effective on a prospective basis beginning with the payroll period that occurred as soon as was administratively practicable following receipt of the election by the Administrative Committee, until December 31, 2004.

3.3Amendment or Suspension of Election. Prior to January 1, 2005, Participants could change (including, suspend) their existing Excess Salary Reduction Contribution election under Part A of this Plan during the Plan Year by filing a new election in accordance with the prescribed administrative guidelines. Such new election was effective on a prospective basis beginning with the payroll period that occurred as soon as administratively practicable following receipt of the election by the Administrative Committee. A Participant was not permitted to make up suspended Excess Salary Reduction Contributions, and during any period in which a Participant’s Excess Salary Reduction Contributions were suspended, the Employer Match to the Plan was also be suspended. Any election was irrevocable once made and is invalid if made beyond the dates prescribed in paragraph 3.2.

3.4Amount of Elections. Each election filed by an Eligible Employee must have specified the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participants’ Compensation, excluding any Bonus. Except as described otherwise in this Section 3.4, no Eligible Employee was permitted during any Plan Year to make Excess Salary Reduction Contributions at a rate that exceeded the rate of his Before-Tax Contributions to the CBS 401 (k) Plan as in effect immediately preceding the time that the Eligible Employee actually commenced Excess Salary Reduction Contributions to this Plan for that particular Plan Year. Notwithstanding the foregoing, for the Plan Year ending December 31, 2002, any Eligible Employee who on August 28, 2002 had in effect an Excess Salary Reduction Contribution election that exceeded the rate of his Before-Tax Contributions to the CBS 401(k) Plan as in effect immediately preceding the time that the Eligible Employee actually commenced Excess Salary Reduction Contributions to this Plan was permitted to continue that Excess Salary Deferral Contribution election for the remainder of such Plan Year.

Section 4.    Employer Match.

Prior to January 1, 2005, an Employer Match was credited approximately every two weeks to a Participant’s Account with respect to the eligible portion of Excess Salary Reduction Contributions of such Participant. The eligible portion of a Participant’s Excess Salary Reduction Contributions was limited to 5% of each contribution. The eligible portion of a Participant’s Excess Salary Reduction Contributions was based on Compensation up to an annual maximum amount of $750,000.
Notwithstanding the foregoing, for any Participant who was also a participant in the new Viacom 401(k) Plan and either the new Viacom Excess 401 (k) Plan or the new Viacom Excess 401(k) Plan for Designated Senior Employees after December 31, 2005, the maximum amount of compensation with respect to which matching contributions were made was limited to $375,000.

Section 5.    Individual Account.

5.1Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Excess Salary Reduction Contributions, and Employer Match, if any, made in all Plan Years.

5.2Joint Payment Option Election. (a) Any Joint Payment Option defined in Section 2.14(i) shall continue to apply until changed by the Participant in accordance with this Section 5.

(b)Any Eligible Employee who first became a Participant on or after August 28, 2002 and who has not elected a Joint Payment Option under Section 4.2 of the CBS Bonus Deferral Plan, Section 4.2 of the CBS Bonus Deferral Plan for Designated Senior Executives, under Section 5.2 of the CBS Excess 401(k) Plan, or any of their successors, was required to elect a Joint Payment Option at the same time that the Participant filed his initial election to commence participation in the Plan pursuant to Section 3.2. Such Joint Payment Option shall continue to apply until changed by the Participant in accordance with this Section 5.

(c)A Participant may elect to receive his entire Account under either of the following Joint Payment Options: (i) a single lump sum; or, (ii) annual payments over a period of two, three, four or five years on or about January 31st beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Joint Payment Option election is made in accordance with the terms of the Plan, the CBS Excess 401 (k) Plan, the CBS Deferred Bonus Plan for Designated Senior Executives, or any of their successors, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Joint Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31st of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31st of the second, third, fourth, or fifth calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates at the time of making his Joint Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant elects (or is deemed to elect) a Payment Option that provides for a lump sum payment and terminates employment in 2022, such lump sum shall be paid on or about January 31st, 2023. A Participant alternatively could designate January 31st of 2024, 2025, 2026 or 2027 in which to receive his lump sum.

Example 2: If a Participant elects a Payment Option that provides for annual installments over a period of four years and terminates employment in 2022, each installment paid on or about January 31st, 2023 through 2026 will be comprised of approximately 25% of the Participant’s Account as of the Participant’s date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January 2023, 20% in January 2024, 30% in January 2025 and 40% in January 2026; or, any other combination of percentages that totals 100%.

(d)A Participant may change his Joint Payment Option no more than three times over the course of his employment with the Company or an Affiliate. A Participant may change an existing Joint Payment Option only one time in any calendar year. Any change of a Participant’s existing Joint Payment Option election made less than six months prior to the Participant’s termination of employment for any reason shall be null and void, and the Participant’s last valid Payment Option shall remain in effect.

5.3Investments. (a) Prior to January 1, 2014, all Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, were credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan; or if no such election has been made, in the PRIMCO Stable Value Fund (or any successor fund). Effective February 1, 2015, at the time an employee becomes a Participant under the Plan, and for existing Participants, prior to the time of the first payroll period occurring on or after February 1, 2015, each Participant shall elect, in a manner determined by the Administrative Committee, that his future Matching Employer Contributions, if any, be notionally invested in multiples of 1% in any one or more of the Investment Options available under the Plan. Each Participant who does not, as of such time, make such an investment election, shall have his future Matching Employer Contributions notionally invested in such Investment Option(s) as may be selected by the Administrative Committee (which Investment Option(s) shall be a “qualified default investment alternative” within the meaning of Department of Labor regulations.)

Effective as of January 1, 2014, a Participant may select from a list of notional Investment Options how the balance of his or her Account will be invested. If no selection is made, the Participant’s Account will be notionally invested in the “qualified default investment alternative” (within the meaning of the CBS 401(k) Plan, or its successors, including the ViacomCBS 401(k) Plan) in effect from time to time. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in the manner designated by the Investments Committee. The Investments Committee shall develop such procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts, including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options.

(b)(i) Prior to October 2, 2017, if a terminated Participant elected (or was deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminated employment, no additional adjustments were made to the Participant’s Account after December 31st of the calendar year in which the Participant terminated employment. If a Participant elected a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum was paid.

(ii) Effective October 2, 2017, if a terminated Participant elected (or is deemed to elect) a single lump sum Joint Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment, or if the Participant elects a single lump sum Joint Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant terminates employment, the Participant’s Account shall be credited with earnings based on the rate of return of his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which the single lump sum payment is determined and paid.

(c)(i) Prior to October 2, 2017, if a terminated Participant elected annual payments, no additional adjustments were made to any amount payable in the first calendar year following the year in which the Participant terminated employment. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminated employment, the Participant’s Account was credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor fund) beginning January 1st of the calendar year following the year in which the Participant terminated employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment was made.

(ii) Effective October 2, 2017, if a terminated Participant elects annual payments, the Participant’s Account shall be credited with earnings based on the rate of return in his selected Investment Options (or such Investment Options selected by the Investments Committee) until such time as the date upon which each annual payment is determined and paid.

(d) No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

5.4Account Statements. Each Participant will be given, at least annually, a statement showing
(i) the amount of Contributions, (ii) the amount of Employer Match, if any, made with respect to his Account for such Plan Year, and (iii) the balance of the Participant’s Account after crediting Investments.

Section 6.    Payment.

6.1Payment on Account of Termination of Employment for Reasons Other Than Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Joint Payment Option in effect with respect to the Participant.

6.2Payment on Account of Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following the date he meets the definition of Disability in accordance with the Joint Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Account shall be made as otherwise provided in this Section 6 at the time of his subsequent termination of employment.

Section 7.    Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 8.    Hardship Distributions and Deferral Revocations.

A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 9.    Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as the Participant’s beneficiary designation recognized under the CBS 401(k) Plan, or its successors including the ViacomCBS 401(k) Plan, unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

Section 10.    Administration.

10.1Administrative Committee. This Plan will be administered by the Administrative Committee.

10.2Powers of the Administrative Committee. The Administrative Committee’s powers will include, but will not be limited to, the power:

(i)to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)to adopt rules consistent with the Plan; and

(iv)to approve certain amendments to the Plan.

10.3Claims Procedure. The Administrative Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Administrative Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Administrative Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Administrative Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

10.4Finality of Administrative Committee Determinations. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

10.5Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

10.6Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

10.7Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 11.    No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 12.    Amendment, Suspension, and Termination.

The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his account. In the event the Plan is terminated, the Administrative Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.

IN WITNESS WHEREOF, in accordance with the Administrative Committee’s August 20, 2021 Unanimous Written Consent, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee